United States securities and exchange commission logo





                 January 5, 2023

       Robert Liscouski
       Chief Executive Officer
       Quantum Computing Inc.
       215 Depot Court SE, Suite 215
       Leesburg, VA 20175

                                                        Re: Quantum Computing
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed December 29,
2022
                                                            File No. 333-269063

       Dear Robert Liscouski:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Aliya Ishmukhamedova, Staff Attorney, at 202-551-7519, or Jan Woo,
       Legal Branch Chief, at 202-551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Lawrence Metelitsa